As filed with the Securities and Exchange Commission on May 14, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WASHINGTON GAS LIGHT COMPANY
(Exact name of registrant as specified in its charter)

District of Columbia and Virginia	53-0162882
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
101 Constitution Avenue, N.W.
Washington, D.C. 20080
(703) 750-4440
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
BEVERLY J. BURKE, Vice President and General Counsel
Washington Gas Light Company
101 Constitution Avenue, N.W.
Washington, D.C. 20080
(202) 624-6177
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
RICHARD L. HARDEN, ESQ.
Hunton & Williams LLP
200 Park Avenue
52nd Floor
New York, NY 10166-0136
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of each class	Amount	Proposed maximum	Proposed maximum	Amount of
of securities	to be	offering price	aggregate offering	registration
to be registered	registered	per unit(1)	price(1)	fee
Unsecured Notes	$250,000,000	100%	$250,000,000	$13,950

(1)	Estimated solely for the purpose of calculating the registration fee.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
     Pursuant to Rule 415 under the Securities Act of 1933, as amended, $200,000,000 aggregate principal amount of Washington Gas Light Company securities remaining registered and unissued under Registration Statement No. 333-134494 are being carried forward. The amount of the filing fee associated with such securities that was previously paid is $21,400 with respect to Registration Statement No. 333-134494. Washington Gas Light Company may continue to issue securities under Registration Statement No. 333-134494 until the earlier of the effectiveness of this Registration Statement or June 8, 2009.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2009

PROSPECTUS

$450,000,000

Washington Gas Light Company
Medium-Term Notes, Series I

The terms for each note that are not specified in this prospectus will be included in a pricing supplement. If all the notes are sold, we will receive between $449,325,000 and $446,625,000 of the proceeds, after paying the agents’ commissions of between $675,000 and $3,375,000. We may sell the notes at one or more times. Some or all of the following terms will apply to the notes:

•	Unsecured debt

•	Maturity one year or more from date of issue

•	Priced at 100% of face value, unless otherwise specified

•	Fixed or floating interest rate. The floating interest rate formula may be based on:

• Commercial paper rate	• LIBOR
• Prime rate	• Treasury rate
• CD rate	• Another interest rate index
• Federal funds effective rate

•	Book-entry form, unless otherwise specified

•	May be subject to early redemption and repayment at our or at the holder’s option, or both

•	Interest paid on fixed rate notes on March 15 and September 15

•	Interest paid on floating rate notes monthly, quarterly, semi-annually, or annually

•	Minimum denominations of $1,000, increased in multiples of $1,000, unless otherwise specified

INVESTING IN OUR NOTES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 3.

We urge you to read this prospectus carefully, as well as the pricing supplement, which will describe the specific terms of the offering, before you make your investment decision.

Each time we sell securities we will provide a pricing supplement that will contain specific information about the terms of that offering. This prospectus may not be used to consummate sales of securities unless accompanied by a pricing supplement. The pricing supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any pricing supplement carefully before you invest. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wachovia Securities
BB&T Capital Markets
J.P. Morgan
Mitsubishi UFJ Securities
The Williams Capital Group, L.P.

The date of this prospectus is     , 2009.

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the matters set forth under “Risk Factors” and the financial data and related notes included in this prospectus and incorporated by reference in this prospectus, before making an investment decision.

As used in this prospectus, “we,” “us,” “our,” and “Washington Gas” mean Washington Gas Light Company.

This prospectus is part of a registration statement that Washington Gas has filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may offer from time to time our debt securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with a pricing supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The pricing supplement may also add, update or change information contained in this prospectus. Therefore, before you invest in our securities, you should carefully read this prospectus as well as the pricing supplement. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements.

About Washington Gas Light Company

Washington Gas Light Company is a regulated public utility that sells and delivers natural gas to customers in the District of Columbia and adjoining areas in Maryland, Virginia and several cities and towns in the northern Shenandoah Valley of Virginia. Washington Gas has been engaged in the gas distribution business for over 160 years, since its incorporation by an Act of Congress in 1848. Washington Gas has been a Virginia corporation since 1953 and a corporation of the District of Columbia since 1957. As of March 31, 2009, we had over one million active customer meters in an area having a population estimated at five million. During the interim six-month periods ended March 31, 2009 and 2008, Washington Gas reported operating revenues of $1.2 billion and $1.1 billion, respectively. For the fiscal years ended September 30, 2008, 2007 and 2006, Washington Gas reported operating revenues of $1.6 billion, $1.5 billion and $1.6 billion, respectively. Washington Gas is a subsidiary of WGL Holdings, Inc., a holding company established in 2000.

Our principal executive offices are located at 101 Constitution Avenue, N.W., Washington, D.C. 20080, and our telephone number is (703) 750-4440.

Summary of the Offering

The following is a brief summary of the terms of this offering and is not intended to be a complete description. It may not contain all the information that may be important to you. For a more complete description of the terms of the notes, please refer to the section of this prospectus entitled “Description of the Notes.”

Issuer	Washington Gas Light Company. The notes are not obligations of, nor guaranteed by, WGL Holdings, Inc., the corporate parent of Washington Gas Light Company.

Notes Offered	We will issue up to $450,000,000 aggregate principal amount of fixed or floating rate unsecured debt.

Interest Payment Dates	Interest will be paid on fixed rate notes on March 15 and September 15. Interest will be paid on floating rate notes either monthly, quarterly, semi-annually, or annually.

Use of Proceeds	We expect to use the net proceeds from the sale of these notes for four primary purposes:

• for general corporate purposes, including capital expenditures, acquisition of property, working capital requirements, and retirement of short-term debt;

• the refunding of maturing long-term debt;

• the advance refunding of higher-coupon long-term debt as market conditions permit; and

• the reimbursement of funds expended for any of those purposes.

Optional Redemption	If so stated in a pricing supplement, we may elect to redeem some or all of the notes from time to time prior to the stated maturity. This is sometimes known as a “call option.” At our option, and as described in the applicable pricing supplement, any such redemption could be based on a “make-whole” provision or as otherwise specified in the applicable pricing supplement. See “Description of the Notes — Optional Redemption.”

Put Option, Repayment Option	As described in a pricing supplement, we may from time to time sell notes which include provisions giving holders the right to cause us to repurchase the notes prior to their stated maturity date. This is sometimes known as a “put option” or a “repayment option.” For additional details on this option, see “Description of the Notes — Early Repayment” and “Description of the Notes — Book-Entry Notes — Method of Repayment.”

Ranking	The notes are unsecured and will rank equally with all of our unsecured and non-subordinated indebtedness, unless the notes are themselves subordinated. As of the date of this prospectus, no secured bonds were outstanding under our Mortgage and Deed of Trust, dated January 1, 1933.

Sinking Fund	The notes will not be subject to any sinking fund.

RISK FACTORS

You should carefully consider the risk factor described below, as well as the other information included in, or incorporated by reference into, this prospectus, including the “Risk Factors” described in Item 1A. of our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as the same maybe updated from time to time by our future filings under the Securities Exchange Act of 1934 (“Exchange Act”), before making an investment in our notes. When we offer and sell any notes pursuant to a pricing supplement, we may include additional risk factors relevant to such notes in the pricing supplement.

There may be no public market for the notes.

We can give no assurance that any market will develop for trading of the notes offered by this prospectus, or, if such a market does develop, the liquidity of any such market. We also cannot provide any assurance of the ability of any investor to sell any of the notes or the price at which investors may be able to sell them. If a market for trading the notes does not develop, investors may be unable to resell the notes. If a market for trading the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to readily liquidate their investment, and lenders may not readily accept the notes as collateral for loans.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to “could,” “may,” “predict,” “should,” “expect,” “hope,” “continue,” “potential,” “plan,” “intend,” “anticipate,” “project,” “believe,” “estimate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” These forward-looking statements are made based upon management’s expectations, estimates, assumptions, beliefs and reasonable assumptions concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not update publicly any forward-looking statement with new information or future events. Investors are cautioned not to put undue reliance on forward-looking statements as many of these factors are beyond our ability to control or predict. Please read “Risk Factors” in Item 1A. in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as the same may be updated from time to time by our future filings under the Exchange Act. The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the level and rate at which costs and expenses are incurred and the extent to which they are allowed to be recovered from customers through the regulatory process in connection with constructing, operating and maintaining Washington Gas’s natural gas distribution system;

•	the ability to implement successful approaches to modify the current or future composition of gas delivered to customers or to remediate the effects of the current or future composition of gas delivered to customers, as a result of the introduction of gas from the Dominion Cove Point facility to Washington Gas’s natural gas distribution system;

•	the availability of natural gas supply and interstate pipeline transportation and storage capacity;

•	the ability of natural gas producers, pipeline gatherers and natural gas processors to deliver natural gas into interstate pipelines for delivery by those interstate pipelines to the entrance points of Washington Gas’s natural gas distribution system as a result of factors beyond our control;

•	changes in economic, competitive, political and regulatory conditions and developments;

•	changes in capital and energy commodity market conditions;

•	changes in credit ratings of debt securities of Washington Gas that may affect access to capital or the cost of debt;

•	changes in credit market conditions and creditworthiness of customers and suppliers;

•	changes in relevant laws and regulations, including tax, environmental and employment laws and regulations;

•	legislative, regulatory and judicial mandates or decisions affecting business operations or the timing of recovery of costs and expenses;

•	the timing and success of business and product development efforts and technological improvements;

•	the pace of deregulation efforts and the availability of other competitive alternatives to our products and services;

•	changes in accounting principles;

•	new commodity purchase and sales contracts or financial contracts and modifications in the terms of existing contracts that may materially affect fair value calculations under derivative accounting requirements;

•	the ability to manage the outsourcing of several business processes;

•	acts of God;

•	terrorist activities; and

•	other uncertainties.

The outcome of negotiations and discussions that Washington Gas may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. All such factors are difficult to predict accurately and are generally beyond the direct control of Washington Gas. Accordingly, while we believe that the assumptions are reasonable, we cannot ensure that all expectations and objectives will be realized. Readers are urged to use care and consider the risks, uncertainties and other factors that could affect our business operations.

WASHINGTON GAS LIGHT COMPANY

Washington Gas Light Company is a regulated public utility that sells and delivers natural gas to customers in the District of Columbia and adjoining areas in Maryland, Virginia and several cities and towns in the northern Shenandoah Valley of Virginia. Washington Gas has been engaged in the gas distribution business for over 160 years, since its incorporation by an Act of Congress in 1848. Washington Gas has been a Virginia corporation since 1953 and a corporation of the District of Columbia since 1957. As of March 31, 2009, we had over one million active customer meters in an area having a population estimated at five million. During the interim six-month periods ended March 31, 2009 and 2008, Washington Gas reported operating revenues of $1.2 billion and $1.1 billion, respectively. For the fiscal years ended September 30, 2008, 2007 and 2006, Washington Gas reported operating revenues of $1.6 billion, $1.5 billion and $1.6 billion, respectively. Washington Gas is a subsidiary of WGL Holdings, Inc., a holding company established in 2000.

Our principal executive offices are located at 101 Constitution Avenue, N.W., Washington, D.C. 20080, and our telephone number is (703) 750-4440.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or 7.01 on any current report on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all offerings under this registration statement are completed;

•	our annual report on Form 10-K for the fiscal year ended September 30, 2008;

•	our quarterly reports on Form 10-Q for the quarters ended December 31, 2008 and March 31, 2009; and

•	our current reports on Form 8-K filed October 22, 2008, December 24, 2008, February 19, 2009, March 6, 2009, and March 25, 2009.

These reports contain important information about us, our financial condition and our results of operations. Upon written or oral request, we will provide copies of the foregoing reports without cost to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Investor Relations
Washington Gas Light Company
101 Constitution Avenue, N.W.
Washington, DC 20080
(202) 624-6129
rdennis@washgas.com

We also make available free of charge on our Internet website at http://www.wglholdings.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, and other information as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website does not constitute a part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information in this prospectus or any supplement hereto or any information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of each document. We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. You may read our filings on the SEC’s website and at the SEC’s Public Reference Room described above.

We are not making an offer of these notes in any state where the offer is not permitted.

PRICING SUPPLEMENT

The pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update, or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and the pricing supplement in making your investment decision.

USE OF PROCEEDS

We currently have no specific plan for the use of the net proceeds from the sales of these notes; however, we expect to use the net proceeds for four primary purposes:

•	for general corporate purposes, including capital expenditures, acquisition of property, working capital requirements, and retirement of short-term debt;

•	the refunding of maturing long-term debt;

•	the advance refunding of higher-coupon long-term debt as market conditions permit; and

•	the reimbursement of funds expended for any of those purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the twelve-month period ended each date is as follows:

Period Ended	Ratio (Times)

9/30/04	4.5
9/30/05	4.2
9/30/06	4.1
9/30/07	4.1
9/30/08	4.8

The ratio of earnings to fixed charges for the twelve-month period ended March 31, 2009 is 5.2.

For further information on the ratio of earnings to fixed charges, please see our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Also, see “Where You Can Find More Information.”

DESCRIPTION OF THE NOTES

General

We will issue the notes under an indenture dated September 1, 1991, as supplemented on September 1, 1993, between The Bank of New York Mellon (successor to The Bank of New York), as Trustee, and us. This prospectus briefly outlines some of the indenture provisions. Additional information on these provisions is available in the indenture and its supplement that we filed with the SEC. See “Where You Can Find More Information” to learn how to locate the indenture and its supplement. The indenture and its supplement may also be reviewed at the Trustee’s offices at 101 Barclay Street, New York, NY.

The indenture does not limit the amount of notes that we may issue. Each series of notes may have different terms. As of the date of this prospectus, we have $689,000,000 in aggregate principal amount of medium term notes outstanding under the indenture, including current maturities. For other information on our debt outstanding, see our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Also, see “Where You Can Find More Information.”

The notes are unsecured and will rank equally with all of our unsecured and non-subordinated indebtedness, unless the notes are themselves subordinated. As of the date of this prospectus, no secured bonds were outstanding under our Mortgage and Deed of Trust, dated January 1, 1933. The indenture for these unsecured notes provides that we will not issue any new bonds under our Mortgage and Deed of Trust without ensuring that all of our unsecured notes are secured equally with the debt secured by that Mortgage and Deed of Trust.

The notes will be denominated in U.S. dollars and principal and interest are payable in U.S. dollars. We anticipate that the notes will be “book-entry,” represented by a permanent global note registered in the name of The Depository Trust Company (“DTC”) or its nominee. However, we reserve the right to issue notes in certificated form registered in the name of the noteholders.

In the discussion that follows, all references to paying principal on the notes mean at maturity, redemption, or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times are Eastern times, unless otherwise noted.

The following terms may apply to each note as specified in the applicable pricing supplement and the note.

Optional Redemption

The notes will not be subject to any sinking fund. The notes may be redeemable at our option prior to the stated maturity only if a redemption commencement date is specified in the applicable note and pricing supplement. If so specified, the notes will be subject to redemption at our option on any date or dates on and after the applicable redemption commencement date, in whole or from time to time in part, in increments of $1,000 or such other minimum denomination specified in such pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other denomination). The redemption price, to be calculated by us, may be determined as (1) the greater of (i) 100% of the principal of such notes; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus a make-whole spread as specified in the applicable pricing supplement (the Make-Whole Call Premium); or, (2) as otherwise specified in the applicable pricing supplement; plus in each case, accrued and unpaid interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. In connection with an Optional Redemption as described in this paragraph, the following terms have the meanings ascribed below:

“Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in Washington, DC, or in New York, NY, are authorized or obligated by law or executive order to be closed.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

“Reference Treasury Dealer” means each of three primary U.S. Government securities dealers selected by us at our discretion; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a Primary Treasury Dealer), we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date applicable to the note, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. New York time on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Trustee” means The Bank of New York Mellon (successor to The Bank of New York).

Notes may be redeemed in whole or in part in increments of $1,000, or such other denomination as shall be specified in a pricing supplement, upon no more than 60 and not less than 30 days prior notice to the note holder. If we do not redeem all the notes of a series or tranche at one time, the Trustee will select the notes to be redeemed by lot, pro rata. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Early Repayment

We may sell notes that give you the right to cause us to repurchase them prior to their stated maturity date, in whole or from time to time in part, as specified in the applicable note and pricing supplement. A registered holder’s exercise of the repayment option will be irrevocable. See “Book-Entry Notes — Method of Repayment” below for a thorough discussion.

Book-Entry Notes — Registration, Transfer, and Payment of Interest and Principal

The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, DTC, New York, New York, as depository, and registered in the name of Cede & Co., the nominee of DTC.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the post-trade settlement among its direct participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust Clearing Corporation (“DTCC”). DTCC, in turn, is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchaser of a note, which we sometimes refer to as the “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except in the event that use of the book-entry system for the global notes is disconnected.

To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the notes to be redeemed.

In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. nor any other DTC nominee will give consents for or vote the global notes, unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date, upon DTC’s receipt of funds and corresponding detail information from us on payable date in accordance with their respective holdings shown on DTC’s records. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursements of payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

We obtained the information in this section and elsewhere in this prospectus concerning DTCC, DTC and DTC’s book-entry system from sources that we believe to be reliable, but neither we nor the Agents take responsibility for the accuracy of this information.

Book-Entry Notes — Method of Repayment

Participants, on behalf of the owners of beneficial interests in the global notes, may exercise any repayment option by delivering written notice to our paying agent at least 30, but no more than 60, days prior to the date of repayment. The paying agent must receive notice by 5:00 p.m. Eastern time on the last day for giving notice. Procedures for the owners of beneficial interests in global notes to notify their participants of their desire to have their note repaid will be governed by the customary practices of the participant. The written notice to the paying agent must state the principal amount to be repaid. It is irrevocable and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

Certificated Notes — Not Transferable Into Book-Entry Form

If we elect to issue notes in certificated form, those certificated notes may not be exchanged into book-entry form.

Interest Rate

General

A glossary is provided at the end of this prospectus which defines the capitalized words used in the following discussion about the interest rates payable on the notes.

The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the interest payment date or, the date of maturity, redemption or repurchase. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity, redemption, or repurchase, however, will be payable to the person to whom principal is payable.

The first interest payment on any note originally issued between a record date and interest payment date or on an interest payment date will be made on the interest payment date after the next record date. Interest payments, other than those payable at maturity, redemption or repurchase will be paid, at our option, by check or wire transfer.

Fixed Rate Notes

If we issue fixed rate notes, the pricing supplement will designate the fixed rate of interest payable on the note. Interest will be paid March 15 and September 15, and upon maturity, redemption or repurchase. The record dates for such notes will be March 1 (for interest to be paid on March 15) and September 1 (for interest to be paid on September 15). Interest payments will be the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid with respect to the notes, to, but excluding, each March 15 and September 15. Interest will be computed using a 360-day year of twelve 30-day months. Unless otherwise provided in the applicable pricing supplement, if any interest payment date, redemption date, or the maturity date of a fixed rate note falls on a day that is not a Business Day, any principal, premium, or interest payments will be made on the next succeeding Business Day, and no interest will accrue on the amount payable for the period from and after the interest payment date, redemption date, or the maturity date, as the case may be.

Floating Rate Notes

General

Each floating rate note we issue will have an interest rate formula. The formula may be based on:

•	the commercial paper rate;

•	the prime rate;

•	the CD rate;

•	the federal funds effective rate;

•	LIBOR;

•	the Treasury rate; or

•	another interest rate index.

A pricing supplement will also indicate the Spread and/or Spread Multiplier, if any. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

Upon request, the Calculation Agent will provide the current interest rate and, if different, the interest rate which will become effective on the next Interest Reset Date.

Date of Interest Rate Change

The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semi-annually, or annually. The Interest Reset Date will be:

•	for notes which reset daily, each Business Day;

•	for notes (other than Treasury rate notes) which reset weekly, the Wednesday of each week;

•	for Treasury rate notes which reset weekly, the Tuesday of each week;

•	for notes which reset monthly, the third Wednesday of each month (or as otherwise specified in the applicable pricing supplement);

•	for notes which reset quarterly, the third Wednesday of March, June, September and December (or as otherwise specified in the applicable pricing supplement);

•	for notes which reset semi-annually, the third Wednesday of the two months of each year indicated in the applicable pricing supplement (or as otherwise specified in the applicable pricing supplement); and

•	for notes which reset annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement (or as otherwise specified in the applicable pricing supplement).

The initial interest rate, interest rate formula or manner in which interest will be determined on each note effective until the first Interest Reset Date will be shown in a pricing supplement. Thereafter, the interest rate will be the rate determined as of the next Interest Determination Date, as explained below. Each time a new interest rate is determined, it will become effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

When Interest Rate Is Determined

The Interest Determination Date for the Commercial Paper Rate, the Prime Rate and the Federal Funds Effective Rate (each as defined below) will be the Business Day immediately preceding each Interest Reset Date. The Interest Determination Date for the CD Rate (as defined below) will be the second Business Day preceding each Interest Reset Date. The Interest Determination Date for LIBOR will be the second London Banking Day preceding each Interest Reset Date.

The Interest Determination Date for Treasury rate notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday. However, the auction may be held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next week.

When Principal and Interest Are Paid

Interest is paid as follows:

•	for notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December (or as otherwise specified in the applicable pricing supplement);

•	for notes which reset quarterly, on the third Wednesday of March, June, September and December (or as otherwise specified in the applicable pricing supplement);

•	for notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement (or as otherwise specified in the applicable pricing supplement);

•	for notes which reset annually, on the third Wednesday of the month of each year specified in the applicable pricing supplement (or as otherwise specified in the applicable pricing supplement); and

•	at maturity, redemption or repurchase.

If any interest payment date (other than an interest payment date occurring at maturity) is not a Business Day, then the interest payment date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the interest payment date will be the immediately preceding Business Day. If any date of maturity, redemption or repurchase falls on a day that is not a Business Day, payment of principal and interest will be made on the next Business Day and no additional interest will be paid. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the payment date will be the immediately preceding Business Day.

The record date will be 14 calendar days prior to each day interest is paid, whether or not such day is a Business Day unless otherwise indicated on the pricing supplement.

The interest payable will be the amount of interest accrued to, but excluding, the interest payment date or date of maturity, redemption or repurchase, as the case may be.

The accrued interest for any period is calculated by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary, as described below) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360, unless the notes are Treasury rate notes, in which case it will be divided by the actual number of days in the year.

All percentages resulting from any calculation of floating rate notes will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

Commercial Paper Rate Notes

Each commercial paper rate note will bear interest at the rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified on the commercial paper rate note and in a pricing supplement.

“Commercial Paper Rate” means, with respect to any Interest Determination Date for a commercial paper rate note, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Commercial Paper — Nonfinancial.”

The following procedures will occur if the rate cannot be set as described above:

•	If that rate is not published in H.15(519) prior to 3:00 p.m. Eastern time on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper — Nonfinancial.”

•	If that rate is not published in either H.15(519) or H.15 Daily Update or another recognized electronic source by 3:00 p.m. Eastern time on that Calculation Date, then the Commercial Paper Rate for that Interest Determination Date will then be calculated by the Calculation Agent as the Money Market Yield of the arithmetic mean for the offered rates, as of 11:00 a.m. Eastern time on that date, of three leading dealers of U.S. dollar commercial paper in The City of New York selected by the Calculation

Agent for commercial paper having the applicable Index Maturity placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized rating agency.

•	If fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Prime Rate Notes

Each prime rate note will bear interest at the rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified on the prime rate note and in a pricing supplement.

“Prime Rate” means, with respect to any Interest Determination Date for a prime rate note, the rate set forth on such date in H.15(519) under the caption “Bank Prime Loan.”

The following procedures will occur if the rate cannot be set as described above:

•	If that rate is not published in H.15(519) prior to 3:00 p.m. Eastern time on the Calculation Date, then the Prime Rate will be the rate on that Interest Determination Date as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan.”

•	If that rate is not published in H.15 Daily Update prior to 3:00 p.m. Eastern time on the Calculation Date, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appear on the Reuters Screen US PRIME 1 Page as its prime rate or base lending rate as in effect as of 11:00 a.m. Eastern time on that Interest Determination Date, so long as at least four rates appear on the page.

•	If fewer than four, but more than one, rates appear on the Reuters Screen US PRIME 1 Page by 3:00 p.m. Eastern time on the related Calculation Date, the Prime Rate will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on that Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent.

•	If the banks are not quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

CD Rate Notes

Each CD rate note will bear interest at the rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified on the CD rate note and in a pricing supplement.

“CD Rate” means, with respect to any Interest Determination Date for a CD rate note, the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity specified in a pricing supplement as published in H.15(519) under the caption “CDs (secondary market).”

The following procedures will occur if the rate cannot be set as described above:

•	If that rate is not published in H.15(519) prior to 3:00 p.m. Eastern time on the Calculation Date, then the CD Rate will be the rate on that Interest Determination Date for negotiable U.S. dollar certificates of deposit having the Index Maturity as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “CDs (secondary market).”

•	If that rate is not published in H.15 Daily Update or another recognized electronic source by 3:00 p.m. Eastern time on the Calculation Date, then the CD Rate for that Interest Determination Date will be calculated by the Calculation Agent as the average of the secondary market offered rates, as of 10:00 a.m. Eastern time on that date of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable U.S. dollar certificates of deposit of major United States money market banks for negotiable

United States certificates of deposit with a remaining maturity closest to the Index Maturity specified in an amount that is representative for a single transaction in that market at the time.

•	If fewer than three dealers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Federal Funds Effective Rate Notes

Each federal funds effective rate note will bear interest at the rate (calculated with reference to the Federal Funds Effective Rate and the Spread and/or Spread Multiplier, if any) specified on the federal funds effective rate note and in a pricing supplement.

“Federal Funds Effective Rate” means, with respect to any Interest Determination Date for a federal funds effective rate note, the rate on that date for U.S. dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Reuters Page FEDFUNDS1.

The following procedures will occur if the rate cannot be set as described above:

•	If that rate is not published in H.15(519) or does not appear on Reuters Page FEDFUNDS1 prior to 3:00 p.m. Eastern time on the Calculation Date, then the Federal Funds Effective Rate will be the rate on that Interest Determination Date for U.S. dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective).”

•	If that rate is not published in H.15 Daily Update or another recognized electronic source by 3:00 p.m. Eastern time on that Calculation Date, then the Federal Funds Effective Rate for that Interest Determination Date will be calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York selected by the Calculation Agent prior to 9:00 a.m. Eastern time on that Interest Determination Date.

•	If fewer than three brokers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

LIBOR Notes

Each LIBOR note will bear interest at the rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified on the LIBOR note and in a pricing supplement.

The Calculation Agent will determine LIBOR as follows:

With respect to any Interest Determination Date for LIBOR notes, LIBOR will be the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable pricing supplement beginning on the related Interest Reset Date that appears on the Reuters Page LIBOR01 as of 11:00 a.m. London time on that date.

In the case where fewer than two offered rates or no rate appears on the Reuters Page LIBOR01, LIBOR for that Interest Determination Date will be determined based on the rates at approximately 11:00 a.m. London time on that Interest Determination Date at which deposits of not less than $1,000,000 in U.S. dollars having the applicable Index Maturity are offered to prime banks in the London interbank market by four major reference banks in the London interbank market selected by the Calculation Agent for a single transaction in such market at such time (a Representative Amount).

•	The Calculation Agent will request the principal London office of each such bank to provide a quotation of its LIBOR rate. If at least two such quotations are provided, LIBOR for such date will be the average of such quotations.

•	If fewer than two offered quotations are provided, LIBOR will be the average of the rates quoted at approximately 11:00 a.m. Eastern time on that Interest Determination Date by three major banks in The

City of New York selected by the Calculation Agent for loans of not less than $1,000,000 in U.S. dollars to leading European banks having the specified Index Maturity.

•	If fewer than three banks are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Treasury Rate Notes

Each Treasury rate note will bear interest at the rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified on the Treasury rate note and in a pricing supplement.

“Treasury Rate” means, with respect to any Interest Determination Date for Treasury rate notes, the rate from the auction of direct obligations of the United States (Treasury bills) having the Index Maturity specified in the applicable pricing supplement under the caption “Investment Rate” on the display on Reuters Page USAUCTION10 or USAUCTION11.

The following procedures will occur if the rate cannot be set as described above:

•	If that rate is not published by 3:00 p.m. Eastern time on the applicable Calculation Date, then the Treasury Rate will be the Bond Equivalent Yield of the rate for the applicable Treasury bills as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.”

•	If that rate is not published by 3:00 p.m. Eastern time on the applicable Calculation Date, then the Treasury Rate will be the Bond Equivalent Yield of the auction rate of the applicable Treasury bills announced by the United States Department of the Treasury.

•	If the results of the auction of Treasury bills are not so announced by the United States Department of the Treasury, or if no auction is held in a particular week, then the Treasury Rate will be the Bond Equivalent Yield of the rate on that Interest Determination Date of the applicable Treasury bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

•	If that rate is not so published by 3:00 p.m. Eastern time on the applicable Calculation Date, then the Treasury Rate will be the rate on that Interest Determination Date of the applicable Treasury bills as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

•	If that rate is not published by 3:00 p.m. Eastern time on the applicable Calculation Date, then the Treasury Rate will be the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m. Eastern time, on that Interest Determination Date, of three primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the pricing supplement.

•	If fewer than three dealers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Events of Default

“Event of Default” with respect to a series of notes means any one of the following:

1. failure to pay any interest on any note of any such series within 60 days after the same becomes due and payable;

2. failure to pay the principal of or premium, if any, on any note of any such series within three Business Days after it becomes due and payable;

3. failure to perform or breach, of any of Washington Gas’ covenants or warranties in the notes, or in their indenture (other than a covenant or warranty relating solely to another series of notes) for 60 days after notice of failure, either from the Trustee or from holders of at least 33% of the principal amount outstanding of notes in the series;

4. certain events of bankruptcy, insolvency or reorganization of Washington Gas; and

5. any other event of default specified with respect to notes of such series.

An Event of Default for a particular series of notes does not necessarily constitute an Event of Default for any other series of notes issued under the indenture.

Remedies

If an Event of Default shall have occurred and be continuing, then either the Trustee or the holders of at least 33% in principal amount of the affected series may require us to repay the entire principal amount of that series immediately. If more than one series is affected, then either the Trustee or the holders of at least 33% in principal amount of all such series, considered as one class, and not the holders of any one series, may require us to repay the entire amount of all the affected series.

If an Event of Default shall have occurred and be continuing, the holders of a majority in principal amount of the affected series will have the right to direct the time, method and place of conducting proceedings for any remedy, or the exercising of any power, available to the Trustee. If more than one series is affected, the holders of a majority in aggregate principal amount of the outstanding notes of all such series, considered as one class, will have that right. No such direction may be in conflict with any rule of law or with the indenture, and must not involve the Trustee in personal liability in circumstances where indemnity, in the Trustee’s sole discretion, would not be adequate. The Trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the Trustee indemnity satisfactory to it. The Trustee may take any other action it deems proper that is not inconsistent with such direction.

The right of a holder to institute a proceeding is subject to certain conditions precedent, but each holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, when due and to institute suit for the enforcement of any such payment.

The Trustee must, within 90 days after the occurrence of any default, give the affected note holders notice of any default known to it, unless the default is cured or waived. However, if the default is in the payment of principal, premium, or interest, the Trustee may withhold such notice if the Trustee determines that doing so is in the holders’ best interest. Furthermore, if the Event of Default is as specified in item 3 under “Events of Default,” no notice shall be given to holders until at least 75 days after the event occurs.

We will be required to furnish annually to the Trustee a statement as to our performance of certain obligations under the indenture and as to any default in such performance.

Covenants, Consolidation, Merger, etc.

We will keep the property that we use in our business in good working order, and will improve it as necessary to conduct our business properly. Except as described in the next paragraph, we will also maintain our corporate existence, rights, and franchises necessary to conduct our business properly.

We will neither consolidate with or merge into any other corporation, nor transfer or lease our property as an entirety to any other entity, unless the following conditions are met:

•	the successor corporation or acquiring entity expressly assumes, by supplemental indenture, the responsibility for punctual payment of the principal, premium, and interest on all the indenture securities and the performance of all of our covenants under the indenture;

•	immediately after the transaction no Event of Default, and nothing that could become an Event of Default after notice and lapse of time, will have occurred and be continuing; and

•	we will have delivered to the Trustee an Officer’s certificate and a legal opinion as provided for in the indenture.

Modification of Indenture

We may, without the consent of any holders, at any time and from time to time, enter into one or more supplemental indentures with the Trustee for any of the following purposes:

•	to evidence succession and the assumption by the successor of our covenants in the indenture and the notes;

•	to add to the covenants for the benefit of the holders of all or any series of notes, or to surrender any right or power given us by the indenture;

•	to add any additional Events of Default with respect to all or any series of notes outstanding under the indenture;

•	to change or eliminate any provision of the indenture or to add any new provision to the indenture; provided that if such change, elimination or addition will materially and adversely affect the interests of the holders of notes of any series, elimination or addition will become effective only when there are no notes of such series remaining outstanding under the indenture;

•	to provide collateral security for the notes issued under the indenture;

•	to establish the form or terms of any series of notes as permitted by the indenture;

•	to evidence and provide for the acceptance of appointment of an additional or successor trustee;

•	to provide for the procedures required to permit the use of a noncertificated system of registration for any series of notes;

•	to change any place where (1) the principal, premium, if any, and interest, are payable, (2) notes may be surrendered for registration of transfer, (3) notes may be surrendered for exchange and (4) notices and demands on us may be served; provided, however, that any such place is a city located in the United States of America which has a population of at least 1,000,000 inhabitants; or

•	to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture, provided such provisions shall not adversely affect the interests of the holders of notes of any series in any material respect.

Without limiting the foregoing, if the Trust Indenture Act of 1939, as amended, is amended after the date of the indenture to require changes to the indenture, we and the Trustee may, without your consent, enter into one or more supplemental indentures to effect or reflect the changes.

Except as described above, the consent of the holders of not less than a majority in principal amount of the notes of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the current indenture, pursuant to a new indenture or supplemental indenture. However, if less than all of the series outstanding under the indenture are directly affected by a supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the notes of all series so directly affected, considered as one class, will be required. Furthermore, if the notes of any series shall have been issued in more than one tranche and if the proposed supplemental indenture shall directly affect the rights of the holders of notes of one or more, but less than all, of such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding notes of all tranches so directly affected, considered as one class, shall be required.

In no case will we, without your consent, do any of the following:

•	change the stated maturity, any installment of principal, or the rate of interest on (or the amount of any installment of interest on) any note, or reduce its principal or redemption premium, or change the amount payable upon acceleration of a discount note or method of calculating its rate of interest, or otherwise modify certain terms of payment of its principal, interest or premium,

•	reduce the percentage in principal amount of the notes outstanding under such series required to consent to any supplemental indenture or waiver under the indenture or to reduce the requirements for quorum and voting, or

•	modify certain of the provisions in the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

A supplemental indenture that changes or eliminates any covenant or other provision of the indenture solely for the benefit of one or more particular series shall not affect the rights of any other note holders.

Defeasance

For purposes of the indenture, we are allowed to repay our debt of any series by depositing money or Government Obligations (as described in the indenture) sufficient to pay, when due, the principal, premium, and interest due on the notes.

Before we can defease any notes, we are obligated to obtain a legal opinion that the defeasance will be tax free to the holders of the notes.

Regarding the Indenture Trustee

The Bank of New York Mellon, our Trustee for the notes and under our Mortgage and Deed of Trust, dated January 1, 1933, extends credit to us, along with other banks, under revolving credit agreements. The Bank of New York Mellon also serves as transfer agent and registrar for our preferred stock and for the common stock of our parent company, WGL Holdings, Inc.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of the acquisition and disposition of notes as of the date hereof. Except where noted, this section deals only with notes held as capital assets by initial purchasers, excluding those in special situations, such as dealers in securities, financial institutions, individual retirement or other tax-deferred accounts, partnerships, tax-exempt organizations, insurance companies, persons who will hold notes as a hedge against currency risk, persons who will hold notes as part of a straddle with other investments or who have otherwise hedged the risk of ownership of the notes, or United States Holders (as defined below) whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions thereunder in effect as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

United States Holders

As used herein, a “United States Holder” of a note means a holder that is (1) a citizen or resident alien of the United States, (2) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. If a partnership holds a note, the tax treatment of a partner generally will depend upon the status of a partner and upon the activities of the partnership. If you are a partner of a partnership holding a note, you should consult your own tax advisor.

Payments of Interest.  Except as set forth below, interest on a note will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder’s method of accounting for federal income tax purposes.

Original Issue Discount.  A note will be treated as having been issued with “original issue discount” (OID) if the excess of its “stated redemption price at maturity” over its “issue price” (for these purposes the first price at which a substantial amount of the notes are sold to the public) equals or exceeds a de minimis amount (0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity). (Notes issued with OID shall be referred to below as OID notes.) For this purpose, “stated redemption price at maturity” means the sum of all payments under the notes other than “qualified stated interest” payments. In general, interest paid on your note will be “qualified stated interest” and, consequently, will not give rise to OID unless your note is a floating rate note and (1) the issue price of the note exceeds its principal amount by more than the lesser of (A) 15 percent of the principal amount and (B) 1.5 percent of the principal amount multiplied by the number of complete years to maturity, (2) the floating rate payable on your note (A) is the product of a fixed multiple and a variable rate and the fixed multiple is less than or equal to 0.65 or is more than 1.35 (an OID Multiple), or (B) is the product of a variable rate and such an OID Multiple, increased or decreased by a fixed rate or (3) your note is a floating rate note that is subject to a cap, floor or governor unless such device is fixed throughout the term of your note or is not reasonably expected as of the issue date to cause the yield of your note to be significantly less or more, as the case may be, than the expected yield determined without such device.

Any payments or portions of payments of stated interest that do not constitute qualified stated interest are treated as a part of the stated redemption price at maturity of the notes. Thus, notes may possess OID subject to the consequences described herein, even if the issue price of the notes equals (or exceeds) the principal amount of such notes. The applicable pricing supplement will state whether a particular issue of notes will constitute OID notes.

United States Holders are required to report OID as ordinary income and to include it in gross income in advance of the receipt of some or all of the related cash payments. For OID notes having a term in excess of one year, OID will be included in income currently as interest as it accrues over the life of the note under a formula based upon the compounding of interest at a rate that provides for a constant yield to maturity.

We are required to report to the Internal Revenue Service (IRS) the amount of OID accrued on OID notes held of record by persons other than corporations and other exempt holders; however, the amount reported by us may not equal the amount of OID required to be included in income by a holder that is not an initial purchaser of the notes or that does not purchase the notes at their issue price.

Market Discount.  A note generally will be treated as purchased at a market discount (a market discount note) if the note’s stated redemption price at maturity or, in the case of an OID note, the note’s “revised issue price,” exceeds the amount for which the holder purchased the note by more than a de minimis amount (i.e., 0.25 percent of the note’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note’s maturity). For this purpose, the “revised issue price” of a note generally equals its issue price, increased by the amount of any OID that has accrued on the note and reduced by any payments other than qualified stated interest payments.

Any gain recognized on the receipt of principal on or the disposition of a market discount note will be treated as ordinary income to the extent of the accrued market discount on the note. Alternatively, a United States Holder may elect to include market discount in income currently over the life of the note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS. A United States Holder that does not elect to include market discount in income currently will generally be required to defer deductions for interest on borrowings incurred to purchase or carry a market discount note that is in excess of the interest and OID on the note includible in the United States Holder’s income to the extent that this excess interest expense does not exceed the portion of the market discount allocable to the days on which the market discount note was held by the United States Holder. Market discount on a market discount note will accrue on a straight-line basis unless the United States Holder makes a special election to accrue the market discount under a constant-yield method. Such an election is irrevocable.

Election to Treat All Interest-Like Income as OID.  Subject to certain limitations, United States Holders may elect to include all interest-like income that accrues on a note by using the constant yield method. For this purpose, interest-like income includes OID (including OID on short-term notes and de minimis OID), market discount (including de minimis market discount) and stated interest (as adjusted by any amortization of premium and acquisition premium, see “Amortization of Bond Premium” below). If the holder makes the foregoing election with respect to a note that has been purchased with “bond premium” (as opposed to merely an acquisition premium), this election is also treated as an election under the “bond premium” provisions, described below, and the electing holder will be required to amortize bond premium currently for all his other debt instruments with bond premium. This election is to be made in the taxable year in which the holder acquired the note and may not be revoked without the consent of the IRS. If the election to apply the constant yield method to all interest-like income on a note is made with respect to a market discount note, the electing United States Holder will be treated as having made the election discussed above under “Market Discount” to include market discount in income currently over the life of all debt instruments held or thereafter acquired by the United States Holder. United States Holders should consult their advisors concerning the suitability and consequences of this election.

Amortization of Bond Premium.  A note may be considered to have been purchased with “bond premium” to the extent that the holder’s tax basis in the note immediately after purchase exceeds the sum of all amounts, other than qualified stated interest, payable on the note after the purchase date. A United States Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method. If the note is a floating rate note that pays qualified stated interest, special rules apply for applying the constant yield principle to amortization of the bond premium. (If the note is a floating rate note that does not pay qualified stated interest, the stated interest on the note will be included in its stated redemption price at maturity under OID rules, and thus will not have bond premium, although it may be acquired with “acquisition premium” as described below.) The amount amortized in any year will be treated as a reduction of the holder’s interest income from the note. The amount amortized in any year reduces both the holder’s adjusted tax basis in the note and interest income from the note. Any excess bond premium allocable to an accrual period is deductible by the holder for that accrual period. The amount deductible, however, is limited by the amount of the holder’s prior income inclusions on the instrument, and any excess is carried forward to the next accrual period. In addition, in the case of instruments that have alternative payment schedules that are predicated on the unilateral exercise of an option by the issuer or the holder, the amount of bond premium that is amortizable in an accrual period is calculated by assuming that both the issuer and the holder will exercise or not exercise options in a manner that maximizes the holder’s yield. Thus, a holder may be required to amortize bond premium by reference to the stated maturity, even if it appears likely that the note will be called. Certain rules apply if such contingency occurs or fails to occur contrary to the assumption utilized.

Acquisition Premium.  A note purchased for an amount that exceeds its adjusted issue price but not the sum of all amounts, other than qualified stated interest, payable on the note after the purchase date is acquired with “acquisition premium.” In that event, and assuming the United States Holder has not made an election to treat all interest-like income as OID as described above, the amount of OID otherwise includable on the note will be reduced over the term of the note through amortization of the acquisition premium. Alternatively, a United States Holder may elect to compute OID accruals by using the holder’s purchase price, rather than the issue price, using the constant yield method for accruing the discount. Such an election may not be revoked unless approved by the IRS.

Sale, Exchange and Retirement of Notes.  Upon the sale, exchange or retirement of a note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (excluding amounts attributable to accrued but unpaid interest) and the adjusted tax basis of the note. A United States Holder’s tax basis in a note will, in general, equal the United States Holder’s cost for the note, increased by any OID or market discount included in income and reduced by any amortized premium and any payments previously received on the note other than qualified stated interest payments. Except to the extent of any accrued market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss for notes held for more than one year at the time of disposition. Long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. A United States Holder’s ability to offset capital losses against ordinary income is limited.

Non-United States Holders

For purposes of the following discussion, a “Non-United States Holder” of a note means a holder of a note that is neither a United States Holder nor a partnership or other entity taxable as a partnership. Except for certain banks, Non-United States Holders will not be subject to United States federal income taxes, including withholding taxes, on the interest income (including any OID) on any note provided that (1) the interest income is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States, or attributable to a permanent establishment maintained by the Non-United States Holder in the United States, (2) the Non-United States Holder is not a controlled foreign corporation related to our company through stock ownership, (3) the Non-United States Holder does not own (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote and (4) either the Non-United States Holder provides a completed IRS Form W-8 BEN (or substitute form) to the Issuer or its withholding agent signed under penalties of perjury that includes its name and address and certifies that it is a Non-United States Holder that is the beneficial owner of its notes or the Non-United States Holder holds its notes through a “qualified intermediary,” and the qualified intermediary has sufficient information indicating that such holder is a Non-United States Holder. A qualified intermediary is a bank, broker, or other intermediary that (1) is either a United States or non-United States entity, (2) is acting out of a non-United States branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the United States withholding tax rules under specified procedures.

A Non-United States Holder that is not exempt from tax under these rules generally will be subject to United States federal income tax withholding at a rate of 30% unless (1) the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to United States federal income tax on a net income basis under rules generally similar to those for United States Holders (unless an applicable tax treaty provides otherwise) or (2) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax. In the case of a Non-United States Holder that is a corporation and that receives interest that is effectively connected with the conduct of a United States trade or business, or attributable to a permanent establishment maintained by the Non-United States Holder in the United States, such income may also be subject to a branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a United States trade or business) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is qualified resident of a country with which the United States has an income tax treaty.

To claim the benefit of a tax treaty or to claim exemption from withholding because interest received is effectively connected with a United States trade or business, the Non-United States Holder generally must provide a properly executed IRS Form W-8 BEN or Form W-8 ECI, respectively, prior to payment of interest. These forms must be periodically updated. Also, a Non-United States Holder who is claiming the benefits of a treaty may be required to obtain a United States taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

A Non-United States Holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless (1) the gain is effectively connected with the conduct of a United States trade or business by the Non-United States Holder, or attributable to a permanent establishment maintained by the Non-United States Holder in the United States (unless an applicable income tax treaty provides otherwise), (2) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met or (3) the gain represents accrued interest or OID, in which case the rules for interest would apply.

Backup Withholding

In general, payments of principal, interest (including OID) on the notes held by certain non-corporate United States Holders and the proceeds of a disposition of such notes may be subject to United States information reporting requirements. Such payments also may be subject to United States backup withholding tax if the United States Holder fails to certify a correct taxpayer identification number, or fails to certify exempt status (if applicable), or fails to report dividend and interest income in full, or fails to certify that such holder is not subject to backup withholding. An individual’s taxpayer identification number is his or her social security number. Currently, the backup withholding tax rate is 28% through 2010 and 31% thereafter. The backup withholding tax is not an additional tax and may be credited against a holder’s regular federal income tax liability or refunded by the IRS where applicable. Non-United States Holders generally are exempt from backup withholding if they have certified or properly documented their foreign status.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. You should consult your own tax advisors with respect to the tax consequences of the acquisition and disposition of the notes, including the tax consequences under state, local, and foreign laws and the possible effects of changes in United States or other tax laws.

PLAN OF DISTRIBUTION

We are offering the notes on a continuous basis through Wachovia Capital Markets, LLC, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, J.P. Morgan Securities Inc., Mitsubishi UFJ Securities (USA), Inc., and the The Williams Capital Group, L.P. (the “Agents”), who have agreed in a distribution agreement between the Agents and us, to use reasonable best efforts to solicit purchases of the notes. Initial purchasers may propose certain terms of the notes, but we will have the sole right to accept offers to purchase notes and may reject proposed purchases in whole or in part. Each Agent will also have the right, in its discretion reasonably exercised and without notice to us, to reject any proposed purchase of notes in whole or in part. We will pay each Agent a commission ranging from 0.15% to 0.75% of the principal amount of notes sold through such Agent, depending upon stated maturity or the effective maturity as dictated by combinations of options or other provisions found in the pricing supplement. Commissions on notes with a stated maturity or effective maturity greater than 30 years will be negotiated at the time of sale.

We may sell notes directly to investors on our own behalf. In these cases, no commission or discount will be paid or allowed. In addition, we may accept (but not solicit) offers from additional agents for the sale of particular notes; provided that any such sale of notes shall be on terms substantially similar (including the same commission schedule) as agreed to by the Agents in the distribution agreement. Such additional agents will be named in the applicable pricing supplement.

We may also sell notes to an Agent as principal. Unless otherwise specified in an applicable pricing supplement, any note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof, less a percentage equal to the commission applicable to an agency trade of identical stated maturity. Notes may be resold by an Agent to investors or other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined by such Agent at the time of sale, or may be sold to certain dealers as described below. After the initial public offering of notes to be resold to investors or other purchasers, the public offering price (in the case of notes to be resold at a fixed offering price), the concession and discount may be changed. In addition, any Agent may sell notes to any dealer at a discount and, unless otherwise specified in an applicable pricing supplement, such discount allowed to any dealer will not be in excess of the discount to be received by the Agent from us.

No note will have an established trading market when issued. The notes will not be listed on any securities exchange. The Agents may make a market in the notes, but the Agents are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any notes, or that the notes will be sold.

Each Agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Agents may be required to make in respect thereof. Each of the Agents and certain of their affiliates engage in transactions with and perform services for us and our affiliates in the ordinary course of business.

Affiliates of certain of the Agents are lenders under our credit facilities. The Agents may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of business.

LEGAL OPINIONS

Certain legal matters in connection with the legality of the notes offered hereby will be passed upon for us by Beverly J. Burke, Esq., our Vice President and General Counsel. Ms. Burke beneficially owns shares of common stock of WGL Holdings, Inc., our corporate parent, and holds options to purchase additional shares of its common stock. The legality of any notes will be passed upon for the Agents, underwriters or dealers by Hunton & Williams LLP, New York, NY.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s fiscal 2007 adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans), which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

GLOSSARY

Set forth below are definitions of some of the terms used in this prospectus.

“BOND EQUIVALENT YIELD” is the yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D × N 360 − (D × M)	× 100

where “D” refers to the per annum rate for Treasury bills quoted on a bank discount basis and expressed as a decimal; “N” refers to 365 or 366, as the case may be; and “M” refers to the actual number of days in the period for which interest is being calculated.

“BUSINESS DAY” means any day other than a Saturday or Sunday that (a) is not a day on which banking institutions in Washington, DC, or in New York, NY, are authorized or obligated by law or executive order to be closed, and (b) with respect to LIBOR notes only, is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a London Banking Day).

“CALCULATION AGENT” means The Bank of New York Mellon, or its successor appointed by us, acting to perform the duties related to interest rate calculation and resets for floating rate notes.

“CALCULATION DATE” means the date by which the Calculation Agent calculates an interest rate for a floating rate note, which will be the earlier of:

•	the tenth calendar day after the related Interest Determination Date or, if such day is not a Business Day, the next Business Day; or

•	the Business Day immediately preceding the applicable interest payment date or the maturity date, as the case may be.

With respect to LIBOR, however, the Calculation Date will be the Interest Determination Date for LIBOR notes.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System

“H.15 DAILY UPDATE” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

“INDEX MATURITY” means, with respect to a floating rate note, the period to maturity of the note on which the interest rate formula is based, as indicated in the applicable pricing supplement.

“INTEREST DETERMINATION DATE” means the date as of which the interest rate for a floating rate note is to be determined, to be effective as of the following Interest Reset Date and calculated by the related Calculation Date (except in the case of LIBOR which is calculated on the related Interest Determination Date).

“INTEREST RESET DATE” means the date on which a floating rate note will begin to bear interest at the variable interest rate determined on any Interest Determination Date. The Interest Reset Dates will be indicated in the applicable pricing supplement and in the note.

“MONEY MARKET YIELD” is the yield (expressed as a percentage rounded upwards to the nearest one-hundred-thousandth of a percentage point) calculated in accordance with the following formula:

Money Market Yield =	D × 360 360 − (D × M)	× 100

where “D” refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and “M” refers to the actual number of days in the period for which interest is being calculated.

“REUTERS PAGE FEDFUNDS1” means the display designated as “FEDFUNDS1” on Reuters 3000 Xtra (or such other page as may replace “FEDFUNDS1” on such service) or such other service displaying the Federal Funds Effective Rate, as may replace Reuters 3000 Xtra.

“REUTERS PAGE LIBOR01” means the display designated as “LIBOR01” on Reuters 3000 Xtra (or such other page as may replace “LIBOR01” on such service) or such other service displaying the London Inter-Bank offered rates of major banks, as may replace Reuters 3000 Xtra.

“REUTERS PAGE USAUCTION10 or USAUCTION11” means the display designated as “USAUCTION10” or “USAUCTION11” on Reuters 3000 Xtra (or such other page as may replace “USAUCTION10” or “USAUCTION11” on such service) or such other service displaying the Treasury bill rates, as may replace Reuters 3000 Xtra.

“REUTERS SCREEN US PRIME 1 PAGE” means the display designated as page US PRIME 1 on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME 1 page on that service or any successor service).

“SPREAD” means the number of basis points specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

“SPREAD MULTIPLIER” means the percentage specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

“TRUSTEE” means The Bank of New York Mellon.

$450,000,000

Medium-Term Notes, Series I

PROSPECTUS
          , 2009

Wachovia Securities
BB&T Capital Markets
J.P. Morgan
Mitsubishi UFJ Securities
The Williams Capital Group, L.P.

You should rely only on the information contained or incorporated by reference in this prospectus and any pricing supplement. We have not authorized anyone to provide you with different information.

We are not offering the notes in any state where the offer is not permitted.

We do not claim the accuracy of the information in this prospectus and any pricing supplement as of any date other than the dates stated on their respective covers.

Part II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Item	Amount

Registration Fee	$13,950
* Printing	20,000
* Trustee Fees and Expenses	28,000
* Legal Fees and Expenses	50,000
* Accounting Fees	40,000
* Rating Agency Fees	550,000
* Blue Sky Expenses	3,000
* Other	5,000
Total	$709,950

*	Estimated

Item 15.	Indemnification of Directors and Officers.

Under our bylaws, the Company shall indemnify any officer, director or employee in certain specified cases. The bylaws provide for indemnification when the person is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (an “action”) by reason of the fact the person is or was a director, officer or employee of the Company. Indemnification shall be provided against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, except in relation to matters as to which the person shall be finally adjudged in such action to have knowingly violated the criminal law or be liable for willful misconduct in the performance of the person’s duty to the Company. The bylaws include procedures to be followed for the Company to make any such indemnification. The indemnification provided in the bylaws shall be in addition to, and not exclusive of, any other rights to which those indemnified may be entitled. Reference is made to Article IIIA of our bylaws for a complete description of the indemnification provisions.

We carry a policy of insurance which, among other things, provides for payment to us of sums expended pursuant to our bylaws and indemnification for liability of officers and directors.

Item 16.	Exhibits.

Exhibits filed herewith:

Exhibit
No.	Description of Exhibits

1	Form of Distribution Agreement (to be filed at a later date).
5	Opinion of Beverly J. Burke, Esquire.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Beverly J. Burke, Esquire (included in Exhibit No. 5).
24.1	Power of Attorney — Michael D. Barnes.
24.2	Power of Attorney — George P. Clancy, Jr.
24.3	Power of Attorney — James W. Dyke, Jr.
24.4	Power of Attorney — Melvyn J. Estrin.
24.5	Power of Attorney — James F. Lafond.
24.6	Power of Attorney — Debra L. Lee.
24.7	Power of Attorney — Karen Hastie Williams.
25	Statement of Eligibility and Qualification of the Trustee for the Unsecured Notes on Form T-1.

Exhibits incorporated herein by reference:

		Registration
Exhibit		Statement No.	Exhibit
No.	Description of Exhibits	or Other Filing	No.

4.1	Indenture dated Sept. 1, 1991 between Washington Gas Light Company and The Bank of New York	Form 8-K dated September 19, 1991 in File No. 1-1483	4
4.2	Supplemental Indenture to Indenture dated Sept. 1, 1993 between Washington Gas Light Company and The Bank of New York	Form 8-K dated September 1, 1993 in File No. 1-1483	4
4.3	Form of Indenture for the Unsecured Notes	Form 8-K dated September 19, 1991 in File No. 1-1483	4.1
4.4	Form of Unsecured Notes	Form 8-K dated September 19, 1991 in File No. 1-1483	4.2/4.3
12.1	Computation of Ratio of Earnings to Fixed Charges for the Fiscal Years Ended September 30, 2008, 2007, 2006, 2005, and 2004	Form 10-K for the fiscal year ended September 30, 2008 of WGL Holdings, Inc. and Washington Gas Light Company as co-registrant. File No. 0-49807	12.3
12.2	Computation of Ratio of Earnings to Fixed Charges for the Twelve Months Ended March 31, 2009	Form 10-Q for the quarter ended March 31, 2009 of WGL Holdings, Inc. and Washington Gas Light Company as co-registrant. File No. 0-49807	99.3

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized to sign, in the City of Washington, District of Columbia, on the 14th day of May, 2009.

Washington Gas Light Company

By:	/s/ VINCENT L. AMMANN, JR.
(Vincent L. Ammann, Jr. Vice President
and Chief Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Names	Title	Date

/s/ James H. DeGraffenreidt, Jr. (James H. DeGraffenreidt, Jr.)	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2009

/s/ Terry D. McCallister (Terry D. McCallister)	President, Chief Operating Officer and Director	May 14, 2009

/s/ VINCENT L. AMMANN, JR. (Vincent L. Ammann, Jr.)	Vice President and Chief Financial Officer (Principal Financial Officer)	May 14, 2009

/s/ Mark P. O’Flynn (Mark P. O’Flynn)	Controller (Principal Accounting Officer)	May 14, 2009

* (Michael D. Barnes)	Director	May 14, 2009

* (George P. Clancy, Jr.)	Director	May 14, 2009

* (James W. Dyke, Jr.)	Director	May 14, 2009

* (Melvyn J. Estrin)	Director	May 14, 2009

* (James F. Lafond)	Director	May 14, 2009

Names	Title	Date

* (Debra L. Lee)	Director	May 14, 2009

* (Karen Hastie Williams)	Director	May 14, 2009

*By: VINCENT L. AMMANN, JR. (Vincent L. Ammann, Jr. Attorney in Fact)

EXHIBIT INDEX

Exhibit
No.		Description of Exhibits

1	—	Form of Distribution Agreement (to be filed at a later date).
5	—	Opinion of Beverly J. Burke, Esquire.
23.1	—	Consent of Deloitte & Touche LLP.
23.2	—	Consent of Beverly J. Burke, Esquire (included in Exhibit No. 5).
24.1	—	Power of Attorney — Michael D. Barnes.
24.2	—	Power of Attorney — George P. Clancy, Jr.
24.3	—	Power of Attorney — James W. Dyke, Jr.
24.4	—	Power of Attorney — Melvyn J. Estrin.
24.5	—	Power of Attorney — James F. Lafond.
24.6	—	Power of Attorney — Debra L. Lee.
24.7	—	Power of Attorney — Karen Hastie Williams.
25	—	Statement of Eligibility and Qualification of the Trustee for the Unsecured Notes on Form T-1.